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                                                                    Exhibit 99.1

        HOOPER HOLMES TO ACQUIRE PARAMEDICAL SERVICES OF AMERICA, INC.
                  SUBSIDIARY OF PEDIATRIC SERVICES OF AMERICA

     Basking Ridge, N.J., August 31, 1999 - Hooper Holmes, Inc. (AMEX:HH) today announced that it has entered into a definitive agreement to purchase the assets of Paramedical Services of America, Inc. (PSA), the Atlanta based paramedical examination subsidiary of Pediatric Services of America, Inc. (NASDAQ: PSAI). The acquisition of PSA is in line with Hooper Holmes' strategy of expanding its existing capabilities of providing outsourced health information services for the life and health insurance industries on a nationwide basis. PSA services its premier customer base with over 200 locations throughout the United States. In its fiscal year ended September 30, 1998, PSA generated revenue of
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approximately $90 million.
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     The purchase price is subject to certain adjustments and is expected to be between $85 million and $95 million, which the Company expects to initially finance with existing cash and bank borrowings. The transaction is expected to close in late 1999, subject to certain regulatory approvals and other customary closing conditions and possible price adjustments. The Company
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expects the acquisition to be accretive to fiscal 2000 earnings.

     Commenting on the acquisition, Jim McNamee, Chairman and Chief Executive Officer of Hooper Holmes said, "We are excited to bring these two companies together. From a strategic standpoint, this combination positions Hooper Holmes to better serve both companies' customer bases through increased automation, improved responsiveness and more complete geographic coverage. At the same time, it will also enhance our marketing and new customer opportunities, and create significant operating synergies."
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     A. G. Edwards and Sons, Inc. acted as Hooper Holmes' financial advisor on this transaction.

     Hooper Holmes, Inc. provides medical and other underwriting information on insurance policy applicants to the major companies in the life and health insurance industry. The Company provides these health information services through its 200 locations nationwide.

     Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward-looking statements are qualified in the entirety by cautionary statements contained in the Company's Securities and Exchange Commission filings.